(a)(118)

VOYA INVESTORS TRUST

AMENDMENT #109 TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

ABOLITION OF SERIES OF SHARES

OF BENEFICIAL INTEREST

The undersigned, being a majority of the Trustees of Voya Investors Trust, a Massachusetts business trust (the “Trust”), acting pursuant to the Trust’s Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended, including Article VI, Section 6.2 and Article XI, Sections 11.2 and 11.4, hereby abolish Voya Multi-Manager Large Cap Core Portfolio, and the establishment and designation thereof, there being no shares of such series currently outstanding.

Dated: August 27, 2018

/s/ Colleen D. Baldwin	/s/ Patrick W. Kenny
Colleen D. Baldwin, as Trustee	Patrick W. Kenny, as Trustee

/s/ John V. Boyer	/s/ Joseph E. Obermeyer
John V. Boyer, as Trustee	Joseph E. Obermeyer, as Trustee

/s/ Patricia W. Chadwick	/s/ Sheryl K. Pressler
Patricia W. Chadwick, as Trustee	Sheryl K. Pressler, as Trustee

/s/ Martin J. Gavin	/s/ Christopher P. Sullivan
Martin J. Gavin, as Trustee	Christopher P. Sullivan, as Trustee

/s/ Russell H. Jones	/s/ Roger B. Vincent
Russell H. Jones, as Trustee	Roger B. Vincent, as Trustee